Exhibit 99.B(11)

Goodwin Procter LLP Counsellors at Law Exchange Place Boston, MA 02109	T: 617.570.1000 F: 617.523.1231 goodwinprocter.com

December 6, 2013

ING Intermediate Bond Portfolio

7337 E. Doubletree Ranch Road

Scottsdale, Arizona 85258

Re:                            ING Intermediate Bond Portfolio

Registration Statement on Form N-14

File Nos. 002-47232; 811-02361

Ladies and Gentlemen:

As counsel to ING Intermediate Bond Portfolio (the “Trust”), a voluntary association with transferable shares under Chapter 182 of the Massachusetts General Laws, commonly referred to as a “Massachusetts business trust,” we have been asked to render our opinion with respect to the issuance of Class S shares of beneficial interest of the Trust (the “Shares”), par value $1.00 per share, representing interests in the ING Intermediate Bond Portfolio, a series of the Trust (the “Portfolio”), to be issued in connection with the Agreement and Plan of Reorganization by and between the Trust, on behalf of the Portfolio, and ING Investors Trust, on behalf of its series, ING Bond Portfolio, dated as of September 12, 2013 (the “Agreement”), as more fully described in the prospectus and statement of additional information contained in the Trust’s Registration Statement on Form N-14 (the “Registration Statement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below.  We have relied, without independent verification, on a certificate of the Secretary of the Commonwealth of Massachusetts and, as to matters of fact material to the opinion set forth below, on a certificate of the Secretary of the Trust.  We have assumed that the Shares will be issued in accordance with the terms and conditions set forth in the Agreement and in any event for not less than the par value per Share.

The opinion expressed below is limited to the laws of the Commonwealth of Massachusetts.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold, will be validly issued, fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as Exhibit 11 to the Registration Statement and to the references to our firm as legal counsel for the Trust in the Registration Statement.  This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Sincerely,

/s/ Goodwin Proctor LLP

GOODWIN PROCTER LLP